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                                                                   EXHIBIT 10.21
                               SEVERANCE AGREEMENT

          THIS SEVERANCE AGREEMENT ("Agreement"), made and entered into the 30th day of November, 1999 ("Date of Execution"), is between AZURIX CORP. ("Company"), a Delaware corporation, having its offices in Houston, Texas, and ALEX KULPECZ ("Mr. Kulpecz"), an individual, residing in the United Kingdom.

                                   WITNESSETH:

          WHEREAS, the Company and Mr. Kulpecz have entered into an Executive Employment Agreement effective as of September 15, 1998 (the "Employment Agreement");

          WHEREAS, the Company and Mr. Kulpecz have agreed that Mr. Kulpecz's employment with the Company will terminate;

          WHEREAS, the Company and Mr. Kulpecz have agreed upon the terms and conditions under which Mr. Kulpecz's employment with the Company will terminate; and

          NOW, THEREFORE, for and in consideration of the recitals and covenants herein set forth, the parties agree as follows:

1. Employment. Mr. Kulpecz termination of employment with the Company shall be effective on November 30, 1999 ("Termination Date"). Upon the execution of this Agreement, Mr. Kulpecz shall resign as an officer of the various subsidiaries and affiliated companies of the Company in which he holds office; however, until the Termination Date, Mr. Kulpecz will continue to perform the duties reasonably assigned to him by the Company in connection with the Company's business and such other matters as the Company may reasonably request. Unless otherwise requested by the Company, Mr. Kulpecz will perform such services from his residence or such other location or locations (other than offices of the Company) as he selects.

2. Consideration. Mr. Kulpecz shall be paid by Company the following:

          a. a monthly payment in the amount of $41,000.00 beginning December 31, 1999 and ending August 31, 2001 and a payment of $20,500.00 to be paid on September 14, 2001 (for the period beginning September 1, 2001 and ending September 14, 2001), for a total of $881,500.00;

          b. a monthly housing payment in the amount of $8,456.59 beginning December 1, 1999 and ending August 31,2001 and a payment of $4,228.61 to be paid on September 14, 2001 (for the period beginning September 1, 2001 and ending September 14, 2001), for a total of $181,817.00;


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          c.   an additional monthly payment in the amount of $39,534.51
               beginning December 31, 1999 and ending August 31, 2001 and a payment of $19,767.29 to be paid on September 14, 2001 (for the period beginning September 1, 2001 and ending September 14,
               2001), for a total of $849,992.00;

          d. schooling and bus expenses reimbursement in an amount not to exceed $83,787.00, to be paid by Company as billed by the school for Mr. Kulpecz' children in elementary or secondary school; and

          e. Company agrees to pack and ship a twenty-ft. container of household goods from London, United Kingdom to a location in the United States of America within the next six (6) months the cost of which shall not exceed $10,000.00; and

          f. Company agrees to sell to Mr. Kulpecz the leased vehicle which he used during this employment at the December 31, 1999 Lease Buyout Value provided Mr. Kulpecz makes a payment to Azurix Corp. equal to the Lease Buyout Value no later than January 15, 2000.

3. Severance Pay. Mr. Kulpecz waives and the Company shall not be required to pay, any severance pay or severance benefits, that otherwise would be payable under the Company's Severance Pay Plan, except as provided for in this Agreement, in connection with the termination of Mr. Kulpecz's employment. The consideration and remuneration provided for under this Agreement are in lieu of and take the place of any severance pay or severance benefit that otherwise would be payable under the Company's Severance Pay Plan, which Mr. Kulpecz forfeits.

4. Employee Benefits.

          a. Except as otherwise provided in Section 3, Mr. Kulpecz shall be entitled to receive benefits earned by and payable to him under all employee benefit plans and compensation plans in which he participated or was covered by during his employment with Company, according to the terms and provisions thereof. Specifically, and without limiting the generality of the foregoing, Mr. Kulpecz shall continue his rights under any stock option agreements as if he were involuntarily terminated on the Termination Date as provided by each of the plan documents. Further, Mr. Kulpecz shall receive a payment of all of his accrued and unused vacation for the calendar year 1999, which totals 15 days for a total payment of $20,500.00;

          b. Company agrees to tax equalize the Consideration, including stock option income up to 100,000.00, pursuant to the Company's tax equalization policy provided Mr. Kulpecz remains in the United Kingdom. Payment of United Kingdom and United States of America taxes shall be in the same manner as during the term of the Employment Agreement. Inherent in the tax equalization is Mr. Kulpecz' payment


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               of Hypothetical Tax on the Consideration noted in Sections 2.a.
               and 2.c. Company's responsibility through tax equalization is for the payment of United Kingdom and United States of America income taxes owed in excess of Mr. Kulpecz's Hypothetical Tax as described in Section 2a and 2c. In the event of any revisions of Mr. Kulpecz' tax return(s) by the governments of the United States or the United Kingdom, the tax equalization calculation will be updated, and payments made to Mr. Kulpecz or Company (by Company of Mr. Kulpecz, respectively), depending on revisions to the return(s).

          c. Company shall provide tax assistance to Mr. Kulpecz for the Consideration and other compensation related to Mr. Kulpecz's employment and this Agreement through Price Waterhouse Coopers, LLP, or any other firm at Company's discretion. Further, Company agrees to pay any interest and/or late payment penalties, if applicable.



5 Post-Employment Non-Competition Obligations.

5.1 As part of the consideration for the compensation and benefits to be paid to Mr. Kulpecz hereunder, in keeping with Mr. Kulpecz's duties as a fiduciary and in order to protect the Company's interests in the confidential information of the Company and the business relationships developed by Mr. Kulpecz with the clients and potential clients of the Company; and as an additional incentive for Company to enter into this Agreement, Company and Mr. Kulpecz agree to the non-competition provisions of this Article 5. Mr. Kulpecz agrees that during the period of Mr. Kulpecz's non-competition obligations hereunder, Mr. Kulpecz will not, directly or indirectly for Mr. Kulpecz or for others, in any geographic area or market where Company or Enron or any of their affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

          (i) engage in any business competitive with the water business conducted by Company;

          (ii) render advice or services to, or otherwise assist, any other person, associations, or entity who is engaged, directly or indirectly , in any business competitively with the water business conducted by the Company; or

          (iii) induce any employee of Company or Enron or their affiliates to terminate his or her employment with Company, or their affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.


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These non-competition obligations shall extend until September 14, 2001.
Notwithstanding the foregoing, Mr. Kulpecz may assist or participate in the currently proposed sale of Azurix International's portfolio of projects to an entity in which Nigel Robinson, or others at the discretion of the Company, acts as a lead investor or manager.

5.2 Remedy for Breach of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in law and in equity and injunctive relief shall lie for the enforcement of or relief from any provisions of this Agreement. If any remedy or relief is sought and obtained by any party against one of the other parties pursuant to this Section 5.2, the other party shall, in addition to the remedy of relief so obtained, be liable to the party seeking such remedy or relief for the expenses incurred by such party in successfully obtaining such remedy or relief, including the fees and expenses of such successful party's counsel.

5.3 It is expressly understood and agreed that Company and Mr. Kulpecz consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

6. Confidential Information.

6.1 Confidential Information.

          A. Mr. Kulpecz acknowledges that Company's business is highly competitive and that Company's methods, strategies, books, records and documents, Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing and marketing techniques, including but not limited to the names of and other information (such as credit and financial data) concerning Company's customers and business affiliates, all comprise confidential business information and trade secrets of Company which are valuable, special, and unique assets of Company, which Company uses in its business to obtain a competitive advantage over Company's competitors which do not know or use this information. Mr. Kulpecz further acknowledges that protection of Company's confidential business information and trade secrets against unauthorized disclosure and use, is of critical importance to Company in maintaining its competitive position. Accordingly, Mr. Kulpecz hereby agrees that notwithstanding any other provision of this Agreement other than contained in the following paragraph "B", he will not, at any time, make any unauthorized disclosure of any of the information referred to in the first sentence of this Section 6.1A ("Confidential Information") or make any unauthorized use thereof which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.


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          B. However, Mr. Kulpecz obligations under this Section 6 shall not extend to:

          1) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by Mr. Kulpecz; or

          2) Confidential Information which was within Mr. Kulpecz's knowledge or in his possession prior to his employment by the Company; or

          3) Confidential Information which, either prior to or subsequent to the Company's disclosure to Mr. Kulpecz with an obligation of confidentiality, was disclosed to Mr. Kulpecz, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from Mr. Kulpecz, or from any third party who is under an obligation of confidentiality; or

          4) any disclosure of Confidential Information by Mr. Kulpecz which is required by law, including deposition or trial testimony by Mr. Kulpecz pursuant to subpoena. If Mr. Kulpecz is requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, if reasonably possible under the circumstances as determined in good faith by Mr. Kulpecz, Mr. Kulpecz will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with provisions of this Agreement. In the absence of a protective order or the receipt of a waiver hereunder, or in the good faith determination of Mr. Kulpecz that time is of the essence, Mr. Kulpecz may obtain legal counsel, and if Mr. Kulpecz and/or his counsel in good faith believe that Mr. Kulpecz is compelled to disclose the Confidential Information or be exposed to liability for contempt or suffer other censure or penalty, Mr. Kulpecz may disclose only such Confidential Information to the party compelling disclosure as is required by law, as determined by Mr. Kulpecz on advice of counsel. Mr. Kulpecz further agrees that he will cooperate with the Company in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. All legal fees, costs and expenses incurred by Mr. Kulpecz in obtaining legal representation pursuant to his obligations under this Section 6.1B shall be paid by the Company. The Company further agrees that it will indemnify Mr. Kulpecz for any other costs and expenses incurred by Mr. Kulpecz in connection with his obligations under this Section 6.1B, including but not limited to legal damages and penalties assessed against Mr. Kulpecz for compliance with his obligations hereunder.

6.2 Definition of Company. For purposes of this Agreement, "Company" shall include Enron Corp., Azurix Corp., and all of their subsidiaries and affiliated companies.


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6.3 Non-Disparagement. Mr. Kulpecz and Company agree that they will not knowingly make any comments with the intent to impugn, castigate or otherwise damage the reputation of the other, including Company's subsidiaries and affiliated companies, and the executives and managers thereof, unless legally compelled to do so in any legal or administrative proceeding.

7. Miscellaneous.

7.1 Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, addressed as follows:

         If to Company:

                  Azurix Corp.
                  333 Clay Street
                  Houston, Texas  77002
                  Attention: Corporate Secretary

         If to Mr. Kulpecz:

                  2 Midgarth Close
                  Oxshott, Surrey
                  United Kingdom
                  KT22 OJY

or to any other address which either party may furnish to the other in writing. Any such notice shall be effective when so delivered or three business days after it is so mailed, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. THIS CONTRACT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF TEXAS.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Remedy for Breach of Contract.

          A. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedies of the parties hereto shall be in both law and in equity, including injunctive relief for the enforcement of or relief from any provisions of this Agreement.


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          B. In the event either party has a reasonable basis for claiming that the other party has violated the provisions of Section 5 of this Agreement and that such violation is material, the aggrieved party shall give the other party written notice of the specific facts of such violation. If such violation is material and has not been cured within three (03) days after such notice is given, the aggrieved party may seek any relief provided in this Agreement, provided, the Company may seek termination of the Consulting Arrangement, in addition to any other relief that may be appropriate.

          C. Of Sections 5 or 6.1: In the event either party has a reasonable basis for claiming that the other party has violated the provisions of Sections 5 or 6.1, and such violation is material, such party shall give written notice of specific facts of such violation to the other party. If, after three (03) days of giving such notice, the alleged violation has occurred, has not ceased, or reasonably may be expected to be repeated again, the aggrieved party shall have the right to bring an action at law or in equity. In any action brought for an alleged breach of Sections 5or 6.1, the complaining party may seek whatever damages and redress it deems appropriate, including but not limited to injunctive relief pertaining to the alleged violation complained of.

          D. Money damages would not be sufficient remedy for any breach of
          Section 6.1 by either party, and either party shall be entitled to seek specific performance and injunctive relief as remedies for such breach or threatened breach, subsequent to the three (03) day period after the notice provided for in Section 7.4C. Such remedies shall not be deemed the exclusive remedies for a breach of Section 6.1 by either party, but shall be in addition to all remedies available at law or in equity to the non-breaching party including the recovery of damages from the breaching party, as provided for in Section 7.4C.

7.5 Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. It is further the desire and intent of the parties that in the event of any breach of any portion of this Agreement, the remainder of this Agreement shall remain in effect as written and enforceable to the fullest extent permitted by law.

7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.


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7.7 Withholding of Taxes. Company may withhold from any benefits or remuneration payable under this Agreement all United Kingdom and United States of America taxes arising out of payments to Mr. Kulpecz under this Agreement, including by way of illustration but not limitation, federal, state, city, or other taxes as may be required pursuant to this Agreement, any law, or governmental regulation or ruling. The Company will timely pay over to the appropriate taxing authority any amounts withheld under the preceding sentence. Nothing contained in the Section may affect the Company's obligation to tax equalize any payments under this Agreement.

7.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.9 Assignability.

          A.   By the Company:

                    The Company's obligations under this Agreement are not
               transferable or assignable by the Company and shall be considered a liability of the Company in any sale or transfer of substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise.

          B.   By Mr. Kulpecz:

                    With respect to Mr. Kulpecz's rights and obligations, his
               rights and obligations hereunder are personal and neither this Agreement, nor any right, benefit or obligation of Mr. Kulpecz, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of Company; provided, the Company agrees that it will not withhold its consent to an assignment by Mr. Kulpecz to a financial institution of his rights to receive payments under this Agreement. In the event of Mr. Kulpecz's breach of any of the terms, covenants, or conditions of this Agreement, any such assignment shall be subject to the provisions of Section 7.4 of this Agreement. This Agreement and all payments hereunder, including Consulting Payments, shall inure to the benefit of and be enforceable by and against Mr. Kulpecz's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

7.10 Release.

          A. By execution of this Agreement, Mr. Kulpecz for himself, his legal and other representatives, claimants, heirs and beneficiaries, forever waives and releases Company and its affiliated companies from all rights, benefits, payments and claims (including but not limited to statutory, tort or contractual claims) of any kind and nature to which Mr. Kulpecz


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          is now or in the future may be entitled, and arising out of or in connection with Mr. Kulpecz's employment with Company or any affiliated company, and Mr. Kulpecz's termination of employment, including but not limited to claims pursuant to the Age Discrimination In Employment Act ("ADEA"), except as may be specifically provided for under this Agreement or contained in the plan documents or grants of benefits to which Mr. Kulpecz is entitled according to the provisions hereof. It is specifically agreed that this Agreement and the consideration Mr. Kulpecz will receive hereunder, constitute a complete settlement and release, and an absolute bar to any and all claims Mr. Kulpecz has or may have against the Company, its subsidiaries, divisions, any affiliated company, or its directors, officers, and employees, whether or not the same be presently known or suspected to be arising out of or in any manner connected with Mr. Kulpecz' employment thereby or termination of employment with Company, except as may be specifically provided for under this Agreement or contained in the plan documents or grants of benefits to which Mr. Kulpecz is entitled according to the provisions hereof. This Section of the Agreement applies to rights or claims pursuant to the ADEA only in existence on or before the date of payment of consideration and remuneration provided for herein. MR. KULPECZ ACKNOWLEDGES AND AGREES, AND REPRESENTS TO COMPANY THAT (I) HE UNDERSTANDS THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH, (II) HE HAS HAD A REASONABLE TIME OF NOT LESS THAN 21 DAYS IN WHICH TO CONSIDER THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH, AND (III) HE WAS ADVISED AND ENCOURAGED TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT WITH RESPECT TO THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH AND HIS EXECUTION OF THIS AGREEMENT. MR. KULPECZ MAY REVOKE THIS AGREEMENT DURING THE SEVEN-DAY PERIOD FOLLOWING THE DATE OF EXECUTION, WHEREUPON THIS AGREEMENT SHALL BE RESCINDED IN ITS ENTIRETY AND BECOME NULL AND VOID.

          B. Mr. Kulpecz's execution of the negotiable instrument tendered to him by the Company in payment of the Consideration provided for in
          Section 2 of this Agreement shall be considered ratification and a separate execution of this Agreement by Mr. Kulpecz.

7.11 Entire Agreement: Modification. This Agreement constitutes the entire agreement of the parties with regard to the termination of employment of Mr. Kulpecz, supersedes any and all prior written agreements between the parties, (with the exception of those plans, agreements and other documents identified or referred to in Section 4), and this Agreement contains all of the covenants, promises, representations and agreements between the parties with respect to the termination of employment of Mr. Kulpecz with Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, which is not embodied herein, or referred to hereby and that no agreement, statement or promise relating to the employment or termination of employment of Mr. Kulpecz with Company, which is not contained or provided for, identified or referred to in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                             AZURIX CORP.


                                             By:  /s/ Rebecca P. Mark
                                             Name:  Rebecca P. Mark
                                             Title:  Chairman and CEO


                                             ALEX KULPECZ

                                             /s/ Alex Kulpecz